Exhibit 10.8

First Amendment, Waiver and Ratification

dated as of December 12, 2014

Among

PCS Link, Inc. d/b/a Greenwood & Hall,

as the Borrower,

Greenwood Hall, Inc.,

as the Guarantor,

and

Opus Bank

as Bank

Re Amended and Restated Credit Agreement dated as of July 18, 2014

First Amendment, Waiver and Ratification

This First Amendment, Waiver and Ratification dated as of December 12, 2014 (this “Amendment”) is by and among (a) PCS Link, Inc. d/b/a Greenwood & Hall, a California corporation (the “Borrower”), (b) Greenwood Hall, Inc., a Nevada corporation (the “Guarantor” and together with the Borrower, the “Credit Parties”), and (c) Opus Bank, a California commercial bank, as Bank (“Bank”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the below defined Loan Agreement.

Witnesseth:

Whereas, the Credit Parties and Bank entered into that certain Amended and Restated Credit Agreement dated as of July 18, 2014 (as amended, the “Loan Agreement”).

Whereas, the parties hereto wish to (a) amend the financial covenants contained in Section 6.3 of the Loan Agreement, (b) amend the requirements for extensions of credit under Facility B, and the required use of the proceeds thereunder, pursuant to Section 2.3 of the Loan Agreement and (c) waive certain Events of Default relating to the Credit Parties’ failure to comply with certain Financial Covenants contained in Section 6.3 of the Loan Agreement, provided that certain conditions are met by the Credit Parties.

Whereas, concurrently herewith, the parties hereto are entering into that certain Omnibus Amendment, Reaffirmation and Ratification with California United Bank and Colgan to, among other things, permit certain payments to California United Bank and Colgan, as described therein.

Now, Therefore, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Section 1.             Amendments. From and after the Effective Date, the Loan Agreement is hereby amended as follows:

(a)          Section 2.3 of the Loan Agreement is hereby amended by deleting the reference to “Section 4.3” in the first clause thereof and replacing the same in its entirety with “Sections 4.3 and 4.4”:

(b)          Section 4 of the Loan Agreement is hereby amended by inserting a new Section 4.4 at the end thereof as follows:

“4.4           Conditions Precedent to Extensions of Credit after the Amendment No. 1 Effective Date. Before any extension of credit under the Line of Credit/Facility B governed by this Agreement after the Amendment No. 1 Effective Date, whether by disbursement of a loan, or otherwise, the Credit Parties shall provide to the Bank evidence acceptable to Bank that the Asset Coverage Ratio exceeds 1.00 to 1.00 and can demonstrate to Bank that the Asset Coverage Ratio will remain in excess of 1.00 to 1.00 for the foreseeable future, provided that (i) the first such extension of credit shall not occur until after December 31, 2014 and be no greater than $300,000 (which shall be used to payoff the remaining balance of the CUB RLOC Debt pursuant to Section 2.3) and (ii) no additional extension of credit shall occur until after all indebtedness owed by the Credit Parties to Colgan and/or California United Bank has been paid in full. If the Bank determines that any evidence is not satisfactory to it in its sole discretion, the Bank shall be entitled to request and receive additional information and documentation to its satisfaction prior to any such extension of credit.”

(c)          Section 6.3 of the Loan Agreement is hereby amended by deleting the same in its entirety and inserting the following in lieu thereof:

“6.3        Financial Covenants. Credit Parties will not:

A.           Senior Funded Debt to EBITDA Ratio. permit Borrower’s ratio of (a) total Senior Funded Debt (measured quarterly for the twelve (12) month period ending with such fiscal quarter), to (b) EBITDA to be greater than 3.00 to 1.00. For purposes of this Section 6.3, EBITDA shall be measured quarterly using (i) for the fiscal quarter ending March 31, 2015, annualized EBITDA based on actual EBITDA for the fiscal quarter ending March 31, 2015, and (ii) for each fiscal quarter thereafter, annualized EBITDA for the immediately preceding period of four (4) fiscal quarters.

Within thirty (30) days after the close of each fiscal quarter, Credit Parties shall provide to the Bank a certificate showing the current Senior Funded Debt to EBITDA Ratio.

B.           Minimum Asset Coverage Ratio. permit the Asset Coverage Ratio (measured monthly beginning at the end of the first full month after the Closing Date) to be less than (i) for the period beginning up to and including August 31, 2014, 0.90 to 1.00 at all times, (ii) for the period beginning up to and including June 30, 2015, 1.00 to 1.00 at all times, and (iii) thereafter, 1.10 to 1.00 at all times.”

Section 2.          Waiver. From and after the Effective Date (as defined below), the Bank hereby waives any Default or Event of Default arising under the Loan Agreement due to the failure of the Credit Parties to comply with (a) the requirements of Section 6.3A of the Loan Agreement (Senior Funded Debt to EBITDA Ratio) for the fiscal quarters ending June 30, 2014 and September 30, 2014 and (b) the requirements of Section 6.3B of the Loan Agreement (Minimum Asset Coverage Ratio) for the months of August 2014, September 2014 and October 2014.

Notwithstanding the above waivers, such Defaults or Events of Default shall not be considered waived for the purposes of Sections 6.2L (Distributions) or 4.2B (No Default) of the Loan Agreement.

Section 3.          Representations and Warranties. Each Credit Party hereby represents and warrants to Bank as follows:

(a)          After giving effect to this Amendment , no Default or Event of Default has occurred and is continuing.

(b)          The execution, delivery and performance by each Credit Party of this Amendment has been duly authorized by all necessary corporate and other action, no registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) is required in order to be effective and enforceable.

(c)          This Amendment and each of the other Loan Documents constitute the legal, valid and binding respective obligations of each Credit Party, enforceable against it in accordance with their respective terms.

(d)          All representations and warranties of each Credit Party in the Loan Documents are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date).

(e)          Each Credit Party is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon Bank or any other Person.

(f)          Each Credit Party’s respective obligations under the Loan Agreement and under the other Loan Documents, as applicable, are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim.

Section 4.          Continuing Effectiveness; Ratification of Loan Documents. Each of the Loan Documents shall remain in full force and effect and each of the agreements, guarantees and obligations contained therein (as amended hereby) is hereby ratified and confirmed in all respects.

Section 5.          Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

Section 6.          Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

Section 7.          Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

Section 8.          Effectiveness. The amendments and waivers set forth herein shall become effective on the date (the “Effective Date”) when the Bank shall have (a) executed this Amendment, (b) received counterparts of this Amendment executed by each Credit Party, (c) received, prior to 5:00pm Pacific Standard Time on December 12, 2014, evidence that Colgan has purchased a $500,000 convertible note issued by the Guarantor, in form and substance satisfactory to Bank and its legal counsel, and that such $500,000 has been received by the Credit Parties and the proceeds thereof deposited into the Designated Deposit Account, (d) received, prior to 5:00pm Pacific Standard Time on December 12, 2014, in form and substance satisfactory to Bank and its legal counsel, an executed Subscription Agreement providing for, among other things, a $500,000 purchase of the capital stock of the Guarantor on or prior to December 31, 2014, (d) received, on or prior to December 31, 2014, in form and substance satisfactory to Bank and its legal counsel, evidence that the $500,000 referred to in clause (c) above has been received by the Credit Parties and the proceeds thereof deposited into the Designated Deposit Account, and (e) received payment of all fees and expenses of Bank as required by Section 11.15 of the Loan Agreement.

Section 9.         Entire Agreement. This Amendment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

PCS Link, Inc., d/b/a Greenwood & Hall, as the Borrower

By:	/s/ John Hall
Printed Name: John Hall
Its: Chief Executive Officer

Greenwood Hall, Inc., as the Guarantor

By:	/s/ John Hall
Printed Name: John Hall
Its: Chief Executive Officer

Opus Bank, as Bank

By:	/s/ Douglas Stewart
Printed Name: Douglas Stewart
Its: Managing Director – Technology Banking